  Exhibit 99.1

Company Contact:
Oxbridge Re Holdings Limited
Jay Madhu, CEO
345-749-7570
jmadhu@oxbridgere.com

Media contact:
Suzie Boland
RFB Communications Group
813-259-0345
sboland@rfbcommunications.com

Oxbridge Re Holdings Limited Reports Third Quarter 2018 Results

GRAND CAYMAN, Cayman Islands / ACCESSWIRE / Nov. 13, 2018 / Oxbridge Re Holdings Limited (OXBR), a provider of reinsurance solutions primarily to property and casualty insurers in the Gulf Coast region of the United States, reported financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Results
Net income totaled $652,000 or $0.11 per basic and diluted common share, compared with a net loss of $23.0 million or $(3.97) per basic and diluted common share in the third quarter of 2017. The significant increase in net income was wholly due to the triggering during the third quarter of 2017 of limit losses on all reinsurance contracts, due to the individual and collective impact of Hurricane Harvey, Hurricane Irma and Hurricane Maria on the company’s book of business, compared with no catastrophic losses during third quarter of 2018.

Net premiums earned totaled $700,000 compared with $19.3 million in the third quarter of 2017. The decrease in net premiums earned was primarily due to the previous acceleration of premium recognition due to full limit losses being incurred on all reinsurance contracts during the quarter ended September 30, 2017, as well as significantly lower capital deployed during the third quarter of 2018, when compared to the same quarter of the prior fiscal year.

Net investment income totaled $100,000, plus $118,000 of change in fair value of equity securities, which as offset by $61,000 of net realized investment losses. This compares with $128,000 of net investment income offset by $104,000 of net realized investment losses in the third quarter of 2017.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $368,000 compared with $42.3 million in the third quarter of 2017. The decrease in total expenses is primarily due to the fact that neither any losses nor adverse loss development occurred during the quarter ending September 30, 2018, compared with significant loss and loss adjustment expenses during the same quarter of the prior fiscal year due to Hurricanes Irma, Harvey and Maria.

At September 30, 2018, cash and cash equivalents, and restricted cash and cash equivalents, totaled $12.1 million compared with $10.9 million at December 31, 2017.

Third Quarter 2018 Financial Ratios
Loss ratio, which measures underwriting profitability, is the ratio of losses and loss adjustment expenses incurred to net premiums earned. The loss ratio was 0.0% for the third quarter of 2018, compared with 214.4% for the third quarter of 2017. The decrease in the loss ratio was due to the significant loss and loss adjustment expenses incurred in the prior period quarter due to limit losses on all then-active contracts, compared to no loss and loss adjustment expenses in the quarter ended September 30, 2018.

Acquisition cost ratio, which measures operational efficiency, compares policy acquisition costs and other underwriting expenses with net premiums earned. The acquisition cost ratio was 9.0% for the third quarter of 2018 compared with 2.7% for the same year-ago period. The increase in the acquisition cost ratio was due to the overall higher weighted-average acquisition costs on reinsurance contracts in force during the quarter ended September 30, 2018, compared with quarter ended September 30, 2017.

Expense ratio, which measures operating performance, compares policy acquisition costs, other underwriting expenses and general and administrative expenses with net premiums earned. The expense ratio totaled 33.5% during the third quarter of 2018 compared with 4.6% for the third quarter of 2017. The increase in the expense ratio was due primarily to a lower denominator in net premiums earned and net income from derivative instruments as recorded during the quarter ended September 30, 2018, when compared with the quarter ended September 30, 2017.

Combined ratio, which is used to measure underwriting performance, is the sum of the loss ratio and the expense ratio. If the combined ratio is at or above 100%, underwriting is not profitable. The combined ratio totaled 33.5% for the third quarter of 2018 and 219.0% in the same year-ago period. The decrease in the combined ratio was wholly due to lower loss ratio during the quarter ended September 30, 2018, when compared with the quarter ended September 30, 2017.

Nine Months Ended September 30, 2018 Financial Results
Net income totaled $706,000 or $0.12 per basic and diluted common share, compared with net loss of $20.6 million or $(3.53) per basic and diluted common share for the first nine months of 2017. The significant increase in net income was wholly due to the triggering during the nine months ended September 30, 2017 of limit losses on all reinsurance contracts, due to the individual and collective impact of Hurricane Harvey, Hurricane Irma and Hurricane Maria on the company’s book of business, compared with no catastrophic losses during the nine months ended September 30, 2018.

Net premiums earned totaled $1.3 million compared with $23.3 million for the first nine months of 2017. The decrease in net premiums earned was primarily due to the previous acceleration of premium recognition due to full limit losses being incurred on all reinsurance contracts during the quarter ended September 30, 2017, as well as significantly lower capital deployed during the first nine months of 2018, when compared to the same period of the prior fiscal year.

Net investment income totaled $280,000, plus $22,000 of change in fair value of equity securities, which was offset by $237,000 of net realized investment losses. This compares with $341,000 of net investment income, which was offset by $56,000 of net realized investment losses for the first nine months of 2017.

Total expenses, including losses and loss adjustment expenses, policy acquisition costs and underwriting expenses, and general and administrative expenses, were $1.1 million compared with $44.2 million in the first nine months of 2017. The decrease in total expenses is primarily due to the fact that neither any losses nor adverse loss development occurred during the nine months ending September 30, 2018, compared with significant loss and loss adjustment expenses during the same period of the prior fiscal year due to Hurricanes Irma, Harvey and Maria.

Nine Months Ended September 30, 2018 Financial Ratios
The loss ratio was 0.0% compared to a loss ratio of 181.8% during the first nine months of 2017. The decrease was due to the significant loss and loss adjustment expenses incurred in the prior nine-month period due to limit losses on all then-active contracts, compared to no loss and loss adjustment expenses in the nine months ended September 30, 2018.

The acquisition cost ratio was 8.1% compared with 2.9% for the same year-ago period. The increase in acquisition cost ratio was due to the overall higher weighted-average acquisition costs on reinsurance contracts in force during the nine-month period ended September 30, 2018, compared with nine-month period ended September 30, 2017.

The expense ratio was 53.8% compared with 7.6% for the first nine months of 2018. The increase in expense ratio was due primarily to a lower denominator in net premiums earned and net income from derivative instruments as recorded during the nine-month period ended September 30, 2018, when compared with the nine-month period ended September 30, 2017.

The combined ratio was 53.8% compared with 189.3% for the year-ago period. The decrease in combined ratio was wholly due to a lower loss ratio during the nine-month period ended September 30, 2018, when compared with the nine-month period ended September 30, 2017.

Subsequent Events
Hurricane Michael, the most powerful storm to hit Florida Panhandle on record, made landfall on October 10, 2018. Preliminary information indicates that this storm has caused significant losses within the insurance industry generally. The Company has suffered a net loss to its capital and earnings, after taking into consideration its quota-share arrangement through its reinsurance sidecar, of approximately $3.1 million or ($0.54) per basic and diluted share. As such, the Company’s book value per share will be reduced from $2.57 per basic and diluted share at September 30, 2018, to $2.03 per basic and diluted share, as a result of the loss suffered due to Hurricane Michael.

Management Commentary
“Looking ahead, we continue to evaluate additional opportunities for growth as well as diversification of risk. We remain well positioned to take advantage of the reinsurance landscape before us,” said Oxbridge Re Holdings president and chief executive officer Jay Madhu.

Conference Call
Management will host a conference call later today to discuss these financial results, followed by a question and answer session. President and Chief Executive Officer Jay Madhu, and Chief Financial Officer Wrendon Timothy will host the call starting at 4:30 p.m. Eastern time.

The live presentation can be accessed by dialing the number below or by clicking the webcast link available on the Investor Information section of the company's website at www.oxbridgere.com.

Date: Tuesday, November 13, 2018
Time: 4:30 p.m. Eastern time
Listen-only toll-free number: 877-407-0782
Listen-only international number: 201-689-8567

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Balance Sheets
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	At September 30, 2018	At December 31, 2017
	(Unaudited)
Assets
Investments:
Fixed-maturity securities, available for sale, at fair value (amortized cost: $4,784 and $4,450, respectively)	$4,764	4,433
Equity securities, available for sale, at fair value (cost of $2,058 in 2017)	-	2,036
Equity securities, at fair value (cost of $5 in 2018)	5	-
Total investments	4,769	6,469
Cash and cash equivalents	8,238	7,763
Restricted cash and cash equivalents	3,910	3,124
Accrued interest and dividend receivable	36	39
Premiums receivable	2,080	3,798
Deferred policy acquisition costs	191	48
Prepayment and other assets	71	116
Property and equipment, net	22	36
Total assets	$19,317	21,393

Liabilities and Shareholders’ Equity
Liabilities:
Reserve for losses and loss adjustment expenses	$167	4,836#
Loss experience refund payable	-	135
Losses payable	-	386
Notes payable to Series 2018-1 noteholders	2,000	-
Unearned premiums reserve	1,740	2,012
Accounts payable and other liabilities	695	106
Total liabilities	4,602	7,475

Shareholders’ equity:
Ordinary share capital, (par value $0.001, 50,000,000 shares authorized; 5,733,587 shares issued and outstanding)	6	6
Additional paid-in capital	32,194	32,100
Accumulated Deficit	(17,465)	(18,149)
Accumulated other comprehensive loss	(20)	(39)
Total shareholders’ equity	14,715	13,918
Total liabilities and shareholders’ equity	$19,317	21,393

OXBRIDGE RE HOLDINGS LIMITED AND SUBSIDIARIES
Consolidated Statements of Income (unaudited)
(expressed in thousands of U.S. Dollars, except per share and share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017

Revenue
Assumed premiums	$47	-	2,627	18,256
Premiums ceded	-	(733)	-	(880)
Change in loss experience refund payable	-	2,730	(225)	1,470
Change in unearned premiums reserve	653	17,309	(1,148)	4,494

Net premiums earned	700	19,306	1,254	23,340
Net income from derivative instruments	397	-	773	-
Net investment and other income	100	128	280	341
Net realized investment losses	(61)	(104)	(237)	(56)
Change in fair value of equity securities	118	-	22	-

Total revenue	1,254	19,330	2,092	23,625

Expenses
Losses and loss adjustment expenses	-	41,400	-	42,427
Net loss on commutation	-	-	8	-
Policy acquisition costs and underwriting expenses	63	514	101	672
General and administrative expenses	305	370	981	1,094

Total expenses	368	42,284	1,090	44,193

Income (loss) before (income) attributable to Series 2018-1 noteholders

(Income) attributable to Series 2018-1 noteholders	(234)	-	(296)	-
Net income (loss)	652	(22,954)	706	(20,568)

Earnings (loss) per share
Basic and Diluted	$0.11	(3.97)	0.12	(3.53)

Dividends paid per share	$-	0.12	-	0.36

Performance ratios to net premiums earned:
Loss ratio	0.0%	214.4%	0.0%	181.8%
Acquisition cost ratio	9.0%	2.7%	8.1%	2.9%
Expense ratio	33.5%	4.6%	53.8%	7.6%
Combined ratio	33.5%	219.0%	53.8%	189.3%